Exhibit 23(a)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of NCT Group, Inc. on Form S-1 (File Nos. 333-64967, 333-43387, 333-82359,
333-87757,  333-35210,  333-47084  and  333-60574)  and on Form S-8  (File  Nos.
333-11213 and 333-47956) of our report, which includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern, dated April 10, 2002, on our audits of the consolidated financial statements for the years ended December 31, 1999 and 2001 which report is included in this Annual Report on Form 10-K.

We also consent to the reference to our firm as experts in the Registration Statement on Form S-1.

/s/ RICHARD A. EISNER & COMPANY, LLP
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    Richard A. Eisner & Company, LLP


New York, New York
April 24, 2002